Exhibit 10.111

SUBLEASE

BETWEEN

EQUINIX, INC.,

a Delaware corporation

SUBLANDLORD

and

AT LAST SPORTSWEAR INC.

a New York corporation

and

SHARP EYE, INC.

a New Jersey corporation

collectively the

SUBTENANT

275 Hartz Way

Secaucus, New Jersey 07094

Dated: January 1, 2005

24.	ENTIRE AGREEMENT	11

25.	SECURITY DEPOSIT	11

26.	HOLD OVER	12

EXHIBIT A	Description of Subleased Premises	14

EXHIBIT B	Prime Lease	15

SUBLEASE

This Sublease is entered into as of this 1st day of January, 2005, by and between EQUINIX, INC., a Delaware corporation, with offices at 301 Velocity Way, Foster City, California 94404 (hereinafter “Sublandlord”) and At Last Sportswear Inc., a New York corporation, with offices at 275 Hartz Way, Secaucus, New Jersey 07094 and Sharp Eye, Inc., a New Jersey corporation, with offices at 275 Hartz Way, Secaucus, New Jersey 07094 (collectively the “Subtenant”).

INTRODUCTORY STATEMENTS

A.	By Lease dated July 24, 2000, as amended, (the “Prime Lease”), Secaucus TT, LLC, successor-in-interest to Burlington Realty Associates III Limited Partnership (the “Prime Landlord”) leased to Sublandlord, 338,787 square feet of floor space in the building known as 275 Hartz Way, Secaucus, New Jersey (the “Building”).

B.	Subtenant has agreed to sublet from Sublandlord certain portions of the Building.

C.	The parties desire to enter into this Sublease defining their respective rights, duties and liabilities relating to the Subleased Premises defined below.

NOW THEREFORE, Sublandlord and Subtenant, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and each with intent to be legally bound, for themselves and their respective successors and assigns, agree as follows:

1. SUBLEASE

Sublandlord, for and in consideration of the Subtenant’s payment of the rent and performance of the covenants contained in this Sublease, does hereby demise and lease to Subtenant the following portions of the Building: the premises described as “Premises B” in the Prime Lease (as hereinafter defined) which contains approximately 154,887 rentable square feet of floor space, as shown and further described on the floor plan attached hereto as Exhibit A (the “Subleased Premises”).

2. PRIME LEASE

A true and complete copy of the Prime Lease is attached hereto as Exhibit B. Where not expressly inconsistent with the terms hereof and except as otherwise stated herein to the contrary, this Sublease shall be subject and subordinate to all of the terms and conditions contained in the Prime Lease, except as otherwise set forth herein. Where not expressly inconsistent with the terms hereof or clearly applicable only to the original parties of the Prime Lease and except as otherwise stated herein to the contrary, all such terms and conditions are hereby incorporated into this Sublease and shall be binding upon Subtenant with respect to the Subleased Premises to the same extent as if Subtenant were named as the “Tenant” and Sublandlord as the “Landlord” under the Prime Lease. For purposes of this Sublease, references in the Prime Lease to the “Term” shall mean the Term of this Sublease and references to the “Premises” in the Prime Lease shall mean the Subleased Premises. Each party agrees that during the Term (as defined below) it shall not do or omit to do anything which would result in a default under the Prime Lease, and each party agrees to indemnify and hold the other and its officers, partners, employees and agents harmless from any claims, judgments, damages, fines, penalties, costs, liabilities (including sums paid in settlement of claims) or loss including attorney’s fees through the trial, appellate and administrative levels, consultants fees, and expert fees which arise during or after the Term in connection with its obligations under the Prime Lease, as incorporated herein; provided that the liability of the Subtenant under the foregoing indemnity shall only relate to Claims first arising after the Effective Date (as defined in Paragraph 5). With the exceptions set forth herein, Subtenant shall be entitled to all of the rights and privileges of the Sublandlord as tenant under the terms of the Prime Lease with respect to the Subleased Premises. The following provisions of the Prime Lease shall not be incorporated into this Sublease:

Lease Paragraphs 1d, 1e, 1f, 1g, 1k, 1m, 1p, 1q, 1r, 1t, 4, 5, 10, 49, 53, 54, 55, 56, and Exhibits B and C. Lease Addendum Paragraphs 1, 2, and 4.

Sublandlord shall not do or suffer or permit anything to be done or suffered which would cause the Prime Lease to be terminated or forfeited by virtue of any right of termination or forfeiture reserved or vested in the Prime Landlord thereunder, nor shall Sublandlord do or suffer or permit anything to be done or suffered which would cause the Sublandlord to be or become in default of any obligation under the Prime Lease.

Notwithstanding anything contained herein to the contrary, Sublandlord shall not agree to an amendment or modification of the Prime Lease which may have a material adverse effect on Subtenant’s business or Subtenant’s intended use or purpose for the Subleased Premises or which significantly increases any of Subtenant’s obligations under this Sublease in a material adverse way, unless Sublandlord shall first obtain Subtenant’s prior written approval thereof, which approval may be withheld solely in the exercise of Subtenant’s good faith and reasonable business judgment.

3. DEFINITIONS

All terms not expressly defined in this Sublease shall have the meanings given to them in the Prime Lease.

4. PRIME LANDLORD

Subtenant agrees to look solely to the Prime Landlord, and not to Sublandlord, for the performance of services and obligations which are the obligations of Prime Landlord under the Prime Lease with respect to the Subleased Premises. At Subtenant’s expense and request, Sublandlord will take any reasonable actions necessary to enable Subtenant to enforce the Sublandlord’s rights as tenant under the Prime Lease with respect to the Subleased Premises, including, without limitation, forwarding requests for the Prime Landlord’s (i) consent or approval, if necessary, for alterations, improvements and additions, and (ii) compliance with its obligations to effectuate repairs and provide maintenance for the Subleased Premises in accordance with the terms of the Prime Lease.

5. EFFECTIVE DATE

This Sublease shall be of no force and effect unless and until it is executed by both Sublandlord and Subtenant. The date upon which a fully executed copy of this Sublease is delivered to both Sublandlord and Subtenant is hereinafter referred to as the “Effective Date”.

6. TERM

The term of this Sublease (the “Term”) shall commence on January 1, 2005 and shall end at 11:59 p.m. on the second (2nd) anniversary of the Commencement Date (the “Expiration Date”). The Subtenant has no renewal or extension rights hereunder. Subtenant shall have no right to remain in the Subleased Premises after the Expiration Date.

7. RENT

(a) The Base Rent during the Term hereunder shall be payable in lawful money of the United States of America as follows: the sum of EIGHT HUNDRED THIRTEEN THOUSAND ONE HUNDRED FIFTY SIX AND 75/100 DOLLARS ($813,156.75) per annum, based upon the rate of $5.25 per square foot. The Base Rent shall be payable in advance on the first day of each calendar month during the Term in equal monthly installments, except that a proportionately lesser sum may be paid for the first and last months of the Term of this Sublease if the Commencement Date occurs on a date other than the first day of the month or ends on other than the last day of a month.

(b) In addition to the Base Rent reserved under Section 6(a) of this Sublease, Subtenant shall pay as additional rent, (i) Subtenant’s share of operating expenses (as set forth in Paragraph 9 herein), (ii) Subtenant’s pro-rata share of real estate taxes (as set forth in Paragraph 9 herein) and (iii) any other charges as shall become due and payable under this Sublease (collectively “Additional Rent”; the Base Rent and Additional Rent are herein collectively referred to as “Rent”).

(c) All Rent shall be payable at the office of the Sublandlord at the following address:

Equinix, Inc.

301 Velocity Way

Foster City, California 94404

Attention: Paul Silliman

or at such other address as directed by written notice from Sublandlord to Subtenant.

8. SUBTENANT FIT-UP

Subtenant agrees to accept the Sublease Premises in their “As-Is” condition as of the date hereof without improvement by Sublandlord. Subtenant shall arrange and perform the work in the Subleased Premises Space necessary to prepare the Subleased Premises for Subtenant’s occupancy (“Subtenant’s Work”). All Subtenant’s Work shall be performed in accordance with the provisions of Paragraph 25 of the Prime Lease.

9. SUBTENANT’S CONTRIBUTIONS

(a) During the period Commencing on the Commencement Date through the first (1st) anniversary of the Commencement Date, Subtenant shall pay to Sublandlord in respect of any and all operating expense payments owing by Sublandlord under the Prime Lease applicable to the Subleased Premises an annual amount equal to THIRTY NINE THOUSAND SEVEN HUNDRED EIGHTY AND 00/100 ($39,780.00) DOLLARS. The Expense Amount shall be paid in equal monthly installments of THREE THOUSAND THREE HUNDRED FIFTEEN AND 00/100 ($3,315.00) DOLLARS on the first day of each and every month together with the monthly installments of Base Rent and shall be prorated for any partial month(s).

(b) During the period commencing on the first (1st) anniversary of the Commencement Date through the balance of the Term, Subtenant shall pay to Sublandlord, Subtenant’s pro-rata share of all operating expenses payable by Sublandlord under the Prime Lease for the Subleased Premises. Subtenant’s pro-rata share of operating expenses is 38.35%.

(c) During the Term Subtenant shall pay to Sublandlord, Subtenant’s pro-rata share of all real estate taxes payable by Sublandlord under the Prime Lease for the Subleased Premises. Subtenant’s pro-rata share of real estate taxes is 38.35%.

10. ALTERATIONS

Subtenant shall not make any alterations, improvements or installations in or to the Subleased Premises without the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, provided, however, that the Prime Landlord provides its consent to such alterations, improvements or installations if such consent is required under the Prime Lease. All alterations and improvements shall be subject to the terms and conditions of the Prime Lease, and in those instances, if required, shall be subject to the Prime Landlord’s approval as provided in the Prime Lease. Any Alterations permitted under this Sublease and the Prime Lease or which are consented to by the Prime Landlord shall be made by Subtenant or Subtenant’s contractors at the sole cost and expense of Subtenant. At the expiration of the Term, Subtenant shall be required to surrender the Subleased Premises directly to the Prime Landlord in the condition required under the Prime Lease.

11. REPAIRS AND MAINTENANCE

Any repair and maintenance obligations with respect to the Subleased Premises which are the responsibility of the Sublandlord, as tenant under the Prime Lease, shall be performed by Subtenant at Subtenant’s sole cost and expense. Subtenant agrees that it will notify Sublandlord promptly of the need for any repair to the Subleased Premises, even if Sublandlord is not be responsible for any such repair. Notwithstanding anything contained herein to the contrary, in the event that a condition exists in the Subleased Premises that Prime Landlord is obligated to repair under the terms of the Prime Lease, Subtenant shall so advise Sublandlord, and Sublandlord, in turn, shall promptly advise Prime Landlord thereof. Sublandlord shall have no liability to Subtenant for Prime Landlord’s failure to make any such repair.

12. UTILITIES AND SERVICES

Subtenant shall be entitled to all those services and utilities which Prime Landlord is required to provide under the terms of the Prime Lease. Subtenant shall look solely to the Prime Landlord for the provisions of such services and utilities, and Sublandlord shall not be responsible for Prime Landlord’s failure to provide the same unless such failure is caused by the negligent or willful acts or omissions of Sublandlord or its contractors or subcontractors or its or their agents or employees.

13. ASSIGNMENT AND SUBLEASING

Except as herein otherwise expressly provided, all of the terms, covenants, conditions and provisions of Paragraph 21 of the Prime Lease are hereby incorporated in, and made a part of this Sublease, and such rights and obligations as are contained in Paragraph 21 of the Prime Lease are hereby imposed upon the respective parties hereto; the Sublandlord herein being substituted for the Landlord named in the Prime Lease, and the Subtenant being substituted for the Tenant named in the Prime Lease. Subtenant shall not (a) assign this Sublease, nor (b) permit this Sublease to be assigned by operation of law or otherwise, nor (c) underlet all or any part of the Subleased Premises, nor (d) permit the Subleased Premises or any desk space contained therein to be occupied by any person(s) other than Subtenant, nor (e) pledge or encumber this Sublease, the term and estate hereby granted or the rentals hereunder, without first obtaining: (i) Prime Landlord’s prior written consent and all other required consents to same as set forth in and pursuant to the Prime Lease, and (ii) Sublandlord’s consent as set forth in and pursuant to the incorporated provisions of the Prime Lease.

14. INSURANCE

Subtenant agrees to comply with all of the insurance requirements and obligations of Sublandlord as set forth in the Prime Lease and to name both Sublandlord and Prime Landlord as additional insureds on any required insurance policies.

15. COMPLIANCE WITH LAWS

In addition to any obligations under the Prime Lease, Subtenant shall promptly comply with all statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and municipal Governments and of any and all their Departments and Bureaus (collectively, “Legal Requirements”) applicable to its particular use and occupancy of the Subleased Premises by Subtenant or any subtenant or assignee of Subtenant; including, without limitation Legal Requirements for the correction, prevention and abatement of nuisances, violations or other grievances, in, upon or connected with the Subleased Premises during the Term and laws relating to environmental matters and the Americans with Disabilities Act (the “ADA”), and shall also promptly comply with, and execute all rules, orders and regulations of the Board of Fire Underwriters for the prevention of fires applicable to the Subleased Premises, at its own cost and expense. Notwithstanding anything herein to the contrary, Subtenant shall not be obligated to make any structural repairs, alterations or improvements to the Subleased Premises nor shall Subtenant be responsible for complying with any legal requirements relating to conditions existing prior to the Commencement Date.

16. SUBORDINATION

This Sublease shall be subject and subordinate to the Prime Lease, any ground lease and to any mortgage or deed of trust thereon or on the fee simple interest in the Building or the land on which the Building is located.

17. CASUALTY AND CONDEMNATION

If the Prime Lease is terminated with respect to the Subleased Premises pursuant to the provisions of the Prime Lease, this Sublease shall automatically terminate at the same time. If the Prime Lease is not terminated with respect to the Subleased Premises upon the occurrence of a casualty or condemnation, the provisions of the Prime Lease with respect to casualty or condemnation shall apply to this Sublease and the Subleased Premises.

18. CONSENT OR APPROVAL OF PRIME LANDLORD

If the consent or approval of Prime Landlord is required under the Prime Lease with respect to any matter relating to the Subleased Premises, Subtenant shall be required first to obtain the consent or approval of Sublandlord with respect thereto and, if Sublandlord grants such consent or approval, Sublandlord or Subtenant may forward a request for consent or approval to the Prime Landlord, but Sublandlord shall not be responsible for obtaining such consent or approval. Sublandlord shall have no liability to Subtenant for the failure of Prime Landlord to give its consent. Subtenant further acknowledges that its sole remedy with respect to any assertion that Sublandlord’s failure to consent to any matter relating to the Subleased Premises is unreasonable shall be the remedy of specific performance and Subtenant shall have no other claim or cause of action against Sublandlord as a result of Sublandlord’s actions in refusing to consent thereto. In the event Prime Landlord does not accept requests for consent directly from Subtenant, Sublandlord shall promptly deliver such requests to Prime Landlord on Subtenant’s behalf.

19. NOTICES

All notices given pursuant to the provisions of this Sublease shall be in writing, addressed to the party to whom notice is given and sent registered or certified mail, return receipt requested, in a postpaid envelope or by nationally recognized overnight delivery service as follows:

To Subtenant:

At Last Sportswear Inc.
275 Hartz Way
Secaucus, New Jersey 07094
Attention: Sanjay Israni

Sharp Eye, Inc.
275 Hartz Way
Secaucus, New Jersey 07094
Attention: Steve Sahni

To Sublandlord:
Equinix, Inc.
301 Velocity Way
Foster City, California 94404
Attention: Paul Silliman

All notices shall be deemed given upon receipt or rejection. Either party by notice to the other may change or add persons and places where notices are to be sent or delivered. In no event shall notice have to be sent on behalf of either party to more than three persons.

It is understood and agreed that unless specifically modified by this Sublease, Sublandlord shall be entitled to the length of notice required to be given Prime Landlord under the Prime Lease plus five (5) days and shall be entitled to give Subtenant the amount of notice required to be given tenant under the Prime Lease less five (5) days.

20. BROKERS

The parties warrant that they have had no dealings with any real estate broker or agent in connection with this Sublease. Each party covenants to pay, hold harmless and indemnify the other from and any all costs, expenses or liabilities for any compensation, commissions and charges claimed by any other broker or agent with respect to this Sublease or the negotiation thereof, based upon alleged dealings with the indemnifying party. The provisions of this Paragraph 20 shall survive the expiration or termination of this Sublease.

21. SUBLANDLORD’S AND SUBTENANT’S POWER TO EXECUTE

Sublandlord and Subtenant covenant, warrant and represent that they have full power and proper authority to execute this Sublease.

22. TABLE OF CONTENTS - CAPTIONS

The Table of Contents and the captions appearing in this Sublease are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of the sections of this Sublease or in any way affect this Sublease.

23. CONSENT TO SUBLEASE BY PRIME LANDLORD

This Sublease shall not become operative until and unless the Prime Landlord has given to Sublandlord its consent hereto. Sublandlord will immediately following the Effective Date submit to Prime Landlord a request for consent to this Sublease. Sublandlord shall diligently pursue such request for consent including providing any documentation required by the Prime Landlord to process such request for consent. Sublandlord shall not be responsible for Prime Landlord’s failure to consent to this Sublease. Should Prime Landlord not consent to this Sublease within sixty (60) days of the Effective Date, Sublandlord and Subtenant shall each have the right to terminate this Sublease upon ten (10) days written notice of such termination to the other party. If Prime Landlord declines to consent to this Sublease, each party shall be released from all obligations with respect hereto and neither party shall have any further rights in law or in equity with respect to this Sublease.

24. ENTIRE AGREEMENT

This Sublease (which includes each of the Exhibits attached hereto) contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Sublease. This Sublease may not be changed, modified, terminated or discharged, in whole or in part, nor any of its provisions waived except by a written instrument which (a) shall expressly refer to this Sublease and (b) shall be executed by the party against whom enforcement of the change, modification, termination, discharge or waiver shall be sought.

25. SECURITY DEPOSIT

(a) Subtenant shall deposit with Sublandlord the sum of ONE HUNDRED THIRTY FIVE THOUSAND FIVE HUNDRED TWENTY SIX AND 00/100 DOLLARS ($135,526.00) (the “Security Deposit”) as security for the full and faithful performance of every portion of this Sublease to be performed by Subtenant. If Subtenant defaults with respect to any provision of this Sublease, Sublandlord may use, apply or retain all or any portion of the Security Deposit to remedy such default. If any portion of said Security Deposit is so used or applied, Subtenant shall, within ten (10) days after demand therefor, deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to its original amount, and Subtenant’s failure to do so shall be a material breach of this Sublease. Sublandlord shall not be required to keep this Security Deposit separate from its general funds, and Subtenant shall not be entitled to interest on such deposit. If Subtenant shall fully and faithfully perform every provision of this Sublease to be performed by it, the Security Deposit or any balance thereof shall be returned to Subtenant within thirty (30) days of termination of the Term.

(b) In lieu of cash, Subtenant may deliver to Landlord an unconditional, irrevocable letter of credit (“L/C”) issued by a “Bank” (as defined below) in a form acceptable to Sublandlord. Such L/C shall contain the following provisions: “This credit shall be automatically extended without amendment for additional periods of one (1) year from the present or any future expiration date hereof, unless we inform you (To the Attention of: Renee Lanam) in writing by certified mail dispatched by us at least thirty (30) days prior to the present or any future expiration date that we elect not to extend it.” Whenever a valid L/C is not in Sublandlord’s possession, Subtenant agrees to have cash Security deposited with Landlord as otherwise required pursuant to this Paragraph 25. In the event of a sublease of the Building subject to this Sublease, Sublandlord shall have the right to transfer the security to the vendee or lessee with charge to Sublandlord and the Letter of Credit shall provide an automatic procedure for such transfer. For purposes of this Paragraph 25, a “Bank” is defined as a bank or trust company having a principal office in the State of New Jersey, having undivided capital and surplus of at least $100,000,000.00.

26. HOLD OVER

As a courtesy, Sublandlord shall endeavor to provide Subtenant with three (3) months written notice of the Expiration Date of this Sublease prior to the date thereof. However, failure by Sublandlord to provide such courtesy notice to Subtenant shall in no way be construed as an extension of the Term of this Sublease. If Subtenant shall hold-over after the end of the Term, such holding over shall be construed as a tenancy from month-to-month, subject to all of the provisions, conditions and obligations of this Sublease.

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IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be properly executed as of the day and year first above written.

ATTEST:	SUBLANDLORD

EQUINIX, INC.

/s/ J. HAAG	By:	/s/ RENEE F. LANAM
	Name:	Renee Lanam
	Its:	Chief Financial Officer

ATTEST:	SUBTENANT

AT LAST SPORTSWEAR INC.

/s/ NANCY TRINKLE	By:	/s/ SANJAY ISRANI
	Name:	Sanjay Israni
	Its:	Treasurer

SHARP EYE, INC.

/s/ NANCY TRINKLE	By:	/s/ SANJIN STEVEN SAHNI
	Name:	Sanjin Steven Sahni
	Its:	Secretary